SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)  April 23, 2002

GATX Corporation
(Exact Name of Registrant as Specified in its Charter)

New York (State or other jurisdiction of incorporation)	1-2328 (Commission file number)	36-1124040 I.R.S. employer identification number)

500 West Monroe Street,
Chicago, Illinois 60661-3676
(Address of principal executive offices)

     Registrant’s telephone number, including area code (312) 621-6200

Item 5. Other Events

     On April 23, 2002, GATX Corporation issued the following press release:

     GATX CORPORATION REPORTS 2002 FIRST QUARTER RESULTS

•	2002 first quarter income totaled $.39 per diluted share excluding gain on sale of Terminals facility

     CHICAGO, April 23 — GATX Corporation (NYSE:GMT) today announced its 2002 first quarter results, reporting net income of $25.1 million or $.51 per diluted share compared to net income of $170.7 million or $3.45 per diluted share in the prior year period.

     Excluding non-comparable items, GATX reported 2002 first quarter income of $18.9 million or $.39 per diluted share compared to income of $31.6 million or $.63 per diluted share in the prior year period. Non-comparable items include gains on the sale of GATX Terminals-related assets in both periods and certain non-recurring expenses primarily associated with the closing of a railcar repair facility reported in the 2001 first quarter. All comments from here forward in this press release reflect operations excluding the aforementioned items.

     Key elements of the 2002 first quarter include:

•	Revenues in the 2002 first quarter decreased 15% from the prior year period due to lower lease and warrant-related revenues at Financial Services.

•	Ownership costs decreased 9% due to lower average investment levels.

•	Consistent with plans to improve operating efficiency, the company substantially reduced 2002 first quarter SG&A compared to the prior year period.

•	Utilization of the company’s total North American rail fleet was 91% at quarter end compared to 92% at year end and 93% in the prior year period. Utilization of the company’s owned aircraft portfolio was 97% at quarter end, with an additional 2% under letter of intent for lease.

•	Investment volume and capital expenditures for the quarter totaled $322 million compared to $640 million in the prior year period. The 2001 first quarter volume included $220 million of investments related to the acquisition of the El Camino Resources’ technology portfolio and the acquisition of a rail fleet in Poland. Much of the 2002 first quarter volume was related to scheduled aircraft deliveries.

     Ronald H. Zech, chairman and CEO of GATX, stated, “The 2002 first quarter was very challenging for GATX. While we made excellent progress in managing our air portfolio and reducing costs across the company, our end markets have yet to show signs of a recovery.

     “Despite various reports indicating that the U.S. economy has stabilized and entered a recovery phase, the rail market remains weak. Industrial manufacturing capacity utilization has not rebounded and rail industry carloadings declined year over year. As a result, railcar utilization and pricing remain under pressure. We continue to expect that 2002 income in our rail business will remain flat with 2001 levels.

     “Air travel is slowly recovering from the sharp drop following September 11. Our air group has done an excellent job placing and financing new deliveries and renewing existing leases. Currently, 15 of 16 scheduled deliveries in 2002 are leased or under letter of intent. Our focus on narrow-body aircraft is serving us well in this market. However, competition in the industry is intense as other major lessors have been aggressively attempting to maintain high aircraft utilization, which in turn has negatively affected lease rates. Therefore, while the uncertainty regarding the placement and financing of our new aircraft deliveries is abating, the income contribution from our air business will be lower during this recovery period.

     “While we are working to maximize income and returns in the face of unfavorable market conditions, we are also faced with unprecedented volatility in the capital markets. Credit spreads for most BBB-rated companies have increased, and it has been especially difficult for companies in the finance sector. The rating agency downgrades that GATX experienced in the first quarter are having a negative impact on our near-term financial results: we are carrying a higher than optimal cash balance in order to maintain high liquidity, and re-accessing the public unsecured debt markets has proved to be expensive. However, we are confident that the steps we are taking, including the successful completion of nearly $600 million in financing in the first quarter, will enable us to improve our financial flexibility and will lead to lower long-term borrowing costs.”

     Mr. Zech concluded, “At the beginning of the year we outlined income expectations of $2.00-$2.25 per diluted share for 2002. Based on today’s operating and capital market environment, achieving this objective will be a significant challenge, but one that we will pursue aggressively. Additionally, we will remain focused on our core strengths: leading positions in our core franchise businesses; a high-quality asset base; and a commitment to generating attractive long-term returns for our shareholders.”

SEGMENTS

     Consistent with the 2001 Annual Report and Form 10-K reporting format, the financial data for Financial Services and GATX Rail reflect the consolidation of all rail assets and related activities under a single GATX Rail segment. Prior period results have been prepared on a comparable basis. Similarly, key performance data for GATX Rail, including car counts and utilization figures, incorporate all railcar assets within GATX.

FINANCIAL SERVICES

     Financial Services, comprised principally of GATX Capital, reported first quarter net income of $7.0 million compared to $10.7 million in the prior year period. The decrease was driven by lower pre-tax spread, warrant income and remarketing gains, partially offset by lower SG&A expenses.

     Investment volume totaled $307 million compared to $483 million in the prior year period. The prior year period included $130 million related to the acquisition of the El Camino Resources portfolio. The 2002 first quarter investment volume includes $173 million related to the air business, reflecting the company’s scheduled deliveries of new A320 and B737 aircraft.

     Pre-tax spread totaled $32.3 million in the first quarter compared to $41.8 million in the prior year period. Annualized pre-tax spread in the first quarter was 4.6% of average net investments, compared to 5.9% for the prior year period. Lower net lease income and interest income, reflecting both pricing competition and lower investment volumes, led to the decline in pre-tax spread.

     Remarketing income, comprised of both gains on asset sales and residual sharing fees, was $7.6 million in the first quarter compared to $14.4 million in the prior year period. A decrease in residual sharing fees, which occur when GATX sells an asset for a third party, contributed to the lower remarketing income. Warrant income was $.5 million in the first quarter compared to $15.3 million in the prior year period, reflecting reduced valuations across many early stage companies and limited IPO activity.

GATX RAIL

     GATX Rail reported income of $18.0 million in the first quarter compared to $12.9 million in the prior year period. The primary drivers behind the year-over-year improvement include higher remarketing gains, increased joint venture income, and lower SG&A. These factors more than offset lower utilization and continued pressure on lease rates.

     Utilization of GATX Rail’s North American fleet was 91% at the end of the first quarter, compared to 92% at 2001 year end and 93% at the prior year period. GATX Rail’s North American fleet totaled 128,000 cars at the end of the first quarter, down from 132,000 at the prior year period. GATX Rail added 260 railcars in the first quarter compared to 1,300 in the prior year period. The fleet reduction and lower new car order levels are consistent with GATX’s strategy to limit new car additions to specific customer orders, while removing excess cars from the system.

     North American manufacturing capacity utilization, one of several benchmarks for economic activity and ultimately demand for railcars, was 74% at the end of the first quarter, essentially flat with year-end levels. In addition, first quarter industry railcar loadings were down 4.1% compared to the prior year. These factors highlight that the manufacturing sector has yet to show meaningful improvement. Until this occurs, demand for railcars and underlying lease rate pricing will remain under pressure.

CONSOLIDATED CREDIT STATISTICS

Loss provisions totaled $17.7 million in the first quarter compared to $21.3 million in the prior year period. Offsetting a portion of the 2002 first quarter provision was a gain of $13.9 million attributable to the extinguishment of non-recourse debt associated with one particular credit. The company continues to maintain an appropriate allowance position in light of economic conditions, and the allowance for losses was 6.4% of reservable assets at the end of the first quarter compared to 6.0% at the end of 2001 and 6.1% in the prior year period.

     Net charge-offs and impairments totaled $22.1 million during the first quarter, including $14.1 million related to the assets financed with the aforementioned non-recourse debt. Net charge-offs and impairments were 1.2% of average total assets on an annualized basis. In the prior year period, net charge-offs and impairments totaled $30.0 million, or 1.6% of average total assets on an annualized basis.

     Non-performing leases and loans totaled $101.7 million or 3.6% of Financial Services’ investments compared to $96.4 million (3.4%) at the end of 2001 and $113.0 million (4.0%) in the prior year period.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company. It uniquely combines asset knowledge and services, structuring expertise, creative partnering and risk capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar and locomotive leasing, aircraft operating leasing, information technology leasing, venture finance and diversified finance.

TELECONFERENCE INFORMATION

GATX Corporation will host a teleconference to discuss first quarter results. Teleconference details are as follows:

Tuesday, April 23rd
11:00 AM Eastern Time
Domestic Dial-In: 1-877-209-9922
International Dial-In: 1-612-332-0806
Replay: 1-800-475-6701 / Access Code: 635922

Call in details and real-time audio access are available at . Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS

Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 19995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions, aircraft and railcar lease rate and utilization levels, conditions in the capital markets and the potential for a downgrade in our credit rating, either of which could have an effect on our borrowing costs or our ability to access the markets for commercial paper or secured and unsecured debt; dynamics affecting customers within the chemical, petroleum and food industries; competitors in the rail and air markets who may have access to capital at lower costs that GATX; additional potential write-downs and/or provisions within GATX’s portfolio; and general market conditions in the rail, air, technology, venture, and other large-ticket industries.

FOR FURTHER INFORMATION CONTACT:
Analysts and Investors
Robert C. Lyons
GATX Corporation
312-621-6633

Investor, corporate information and press releases may be found at http://www.gatx.com. A variety of current financial information, historical financial information, press releases and photographs are available at this site.

—Tabular Follows—

GATX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In Millions, Except Per Share Amounts)

	Three Months Ended
	March 31

	2002	2001

Gross Income
Revenues	$302.8	$356.0
Gain on extinguishment of debt(a)	13.9	—
Share of affiliates’ earnings	18.0	14.5

Total Gross Income	334.7	370.5
Ownership Costs
Depreciation and amortization	92.9	102.7
Interest, net	55.4	61.0
Operating lease expense	43.9	48.3

Total Ownership Costs	192.2	212.0
Other Costs and Expenses
Operating expenses	45.6	63.1
Selling, general and administrative	44.4	57.3
Provision for possible losses	17.7	21.3
Asset impairment charges	2.6	—
Fair value adjustments for derivatives	1.3	1.1

Total Other Costs and Expenses	111.6	142.8

Income from Continuing Operations before Income Taxes	30.9	15.7
Income Taxes	12.0	11.3

Income from Continuing Operations	18.9	4.4
Discontinued Operations
Operating results, net of taxes	—	2.4
Gain on sale of portion of segment, net of taxes	6.2	163.9

Total Discontinued Operations	6.2	166.3

Net Income	$25.1	$170.7

Per Share Data
Basic:
Income from continuing operations	$.39	$.09
Income from discontinued operations	.12	3.44

Total	$.51	$3.53
Average number of common shares (in thousands)	48,776	48,278
Diluted:
Income from continuing operations	$.39	$.09
Income from discontinued operations	.12	3.36

Total	$.51	$3.45
Average number of common shares and share equivalents (in thousands)	49,163	49,417
Dividends declared per common share	$.32	$.31

(a)	Represents gain on extinguishment of non-recourse debt that financed a transaction for which a provision for possible loss of $12.0 million and an asset impairment charge of $2.3 million were recorded during the current period.

GATX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	March 31	December 31
	2002	2001

	(Unaudited)
Assets
Cash and Cash Equivalents	$185.5	$222.9
Restricted Cash	123.3	124.4
Receivables Rent and other receivables	138.1	144.2
Finance leases	827.0	868.3
Secured loans	503.2	557.4
Less – allowance for possible losses	(93.6)	(94.2)

	1,374.7	1,475.7
Operating Lease Assets, Facilities and Other Railcars and service facilities	2,951.7	2,958.2
Operating lease investments and other	1,955.5	1,794.0
Less – allowance for depreciation	(2,032.2)	(2,028.3)

	2,875.0	2,723.9
Progress payments for aircraft and other equipment	212.5	260.0

	3,087.5	2,983.9
Investments in Affiliated Companies	953.4	953.0
Other Assets	394.1	349.8

	$6,118.5	$6,109.7

Liabilities, Deferred Items and Shareholders’ Equity
Accounts Payable	$278.9	$293.6
Accrued Expenses	24.1	36.8
Debt Short-term	85.5	328.5
Long-term:
Recourse	3,189.5	2,897.3
Nonrecourse	689.9	728.2
Capital lease obligations	151.0	163.0

	4,115.9	4,117.0
Deferred Income Taxes	491.2	464.5
Other Deferred Items	318.4	316.0

Total Liabilities and Deferred Items	5,228.5	5,227.9
Total Shareholders’ Equity	890.0	881.8

	$6,118.5	$6,109.7

GATX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Millions)

	Three Months Ended
	March 31

	2002	2001

Operating Activities
Income from continuing operations	$18.9	$4.4
Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Realized gains on remarketing of leased equipment	(9.8)	(8.5)
Gains on sales of securities	(.5)	(15.3)
Depreciation and amortization	92.9	102.7
Provision for possible losses	17.7	21.3
Asset impairment charges	2.6	—
Payments related to litigation settlement	—	(94.0)
Deferred income taxes	12.3	104.1
Gain on extinguishment of debt	(13.9)	—
Other, including working capital	(73.1)	(86.0)

Net cash provided by continuing operations	47.1	28.7
Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases	(250.6)	(266.0)
Additions to operating lease assets and facilities	(13.0)	(39.0)
Secured loans extended	(11.8)	(80.5)
Investments in affiliated companies	(14.3)	(133.0)
Progress payments	(30.5)	(34.1)
Other investments	(1.4)	(87.7)

Portfolio investments and capital additions	(321.6)	(640.3)
Portfolio proceeds	245.8	248.4
Proceeds from other asset sales	6.3	5.0

Net cash used in investing activities of continuing operations	(69.5)	(386.9)
Financing Activities
Proceeds from issuance of long-term debt	581.6	62.0
Repayment of long-term debt	(318.2)	(304.0)
Net (decrease) increase in short-term debt	(243.0)	44.5
Net decrease in capital lease obligations	(12.0)	(8.2)
Issuance of common stock and other	1.5	11.7
Cash dividends	(15.6)	(15.0)

Net cash used in financing activities of continuing operations	(5.7)	(209.0)
Net Transfers to Discontinued Operations	(13.6)	(7.6)

Net Decrease in Cash and Cash Equivalents from Continuing Operations	(41.7)	(574.8)
Proceeds from Sale of Portion of Segment	3.2	1,028.4

	(38.5)	453.6
Net Decrease in Cash and Cash Equivalents from Discontinued Operations	—	(12.6)

Net (Decrease) Increase in Cash and Cash Equivalents	$(38.5)	$441.0

GATX CORPORATION AND SUBSIDIARIES

SEGMENT DATA (UNAUDITED)
2002 First Quarter

(In Millions)

	GATX	FINANCIAL	CORPORATE	DISCONTINUED	GATX
	RAIL	SERVICES	AND OTHER	OPERATIONS	CONSOLIDATED

Revenues
Lease Income	$156.9	$98.7	$—	$—	$255.6
Marine Operating Income	—	1.9	—	—	1.9
Interest Income	—	15.4	—	—	15.4
Asset Remarketing Income (a)	3.7	7.6	—	—	11.3
Gain on Sale of Securities	—	0.5	—	—	0.5
Fees	—	4.6	—	—	4.6
Other	12.2	1.9	(0.6)	—	13.5

Total Revenues	172.8	130.6	(0.6)	—	302.8
Gain on Extinguishment of Debt	—	13.9	—	—	13.9
Share of Affiliates’ Earnings	3.7	14.3	—	—	18.0

Total Gross Income	176.5	158.8	(0.6)	—	334.7
Depreciation	28.9	63.7	0.3	—	92.9
Interest Expense	16.7	35.1	3.6	—	55.4
Operating Lease Expense	43.1	0.7	0.1	—	43.9

Total Ownership Costs	88.7	99.5	4.0	—	192.2
Operating Expenses	40.8	4.8	—	—	45.6
SG&A	18.3	21.7	4.4	—	44.4
Provision for Possible Losses	0.3	17.4	—	—	17.7
Asset Impairment Charges	—	2.6	—	—	2.6
Other Expenses	(0.1)	1.4	—	—	1.3

Total Other Costs and Expenses	59.3	47.9	4.4	—	111.6
Income (Loss) from Continuing Operations before Income Taxes	28.5	11.4	(9.0)	—	30.9
Income Tax Expense (Benefit)	10.5	4.4	(2.9)	—	12.0

Income (Loss) from Continuing Operations	18.0	7.0	(6.1)	—	18.9
Discontinued Operations Gain on Sale, net	—	—	—	6.2	6.2

Total Discontinued Operations	—	—	—	6.2	6.2

Net Income (Loss)	$18.0	$7.0	$(6.1)	$6.2	$25.1

GATX CORPORATION AND SUBSIDIARIES

SEGMENT DATA (UNAUDITED)
2001 First Quarter

(In Millions)

	GATX		FINANCIAL	CORPORATE	DISCONTINUED	GATX
	RAIL		SERVICES	AND OTHER	OPERATIONS	CONSOLIDATED

Revenues
Lease Income	$152.0		$136.8	$—	$—	$288.8
Marine Operating Income	—		2.9	—	—	2.9
Interest Income	—		19.5	—	—	19.5
Asset Remarketing Income(a)	—		14.4	—	—	14.4
Gain on Sale of Securities	—		15.3	—	—	15.3
Fees	—		3.9	—	—	3.9
Other	10.7		0.6	(0.1)	—	11.2

Total Revenues	162.7		193.4	(0.1)	—	356.0
Share of Affiliates’ Earnings	2.0		12.5	—	—	14.5

Total Gross Income	164.7		205.9	(0.1)	—	370.5
Depreciation and Amortization	28.3		73.8	0.6	—	102.7
Interest Expense, net	18.0		50.0	(7.0)	—	61.0
Operating Lease Expense	39.2		8.3	0.8	—	48.3

Total Ownership Costs	85.5		132.1	(5.6)	—	212.0
Operating Expenses	61.3		1.8	—	—	63.1
SG&A	21.1		32.3	3.9	—	57.3
Provision for Possible Losses	0.1		21.2	—	—	21.3
Asset Impairment Charges	—		—	—	—	—
Other Expenses	0.4		0.7	—	—	1.1

Total Other Costs and Expenses	82.9		56.0	3.9	—	142.8
(Loss) Income from Continuing Operations before Income Taxes	(3.7)		17.8	1.6	—	15.7
Income Tax (Benefit) Expense	(0.4)		7.1	4.6	—	11.3

(Loss) Income from Continuing Operations	3.3		10.7	3.0	—	4.4
Discontinued Operations Operating Results, net	—		—	—	2.4	2.4
Gain on Sale, net	—		—	—	163.9	163.9

Total Discontinued Operations	—		—	—	166.3	166.3

Net Income	$(3.3	)(b)	$10.7	$(3.0)	$166.3	$170.7

(a)	Includes residual sharing income

(b)	Excluding non-comparable items, GATX Rail’s 2001 net income was $12.9 million

GATX CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

(In Millions, Except Railcar Data)

	1Q02	12/31/01	1Q01

Credit Statistics Total Assets, Excluding Cash	$7,392.2	$7,369.1	$7,651.1
Reservable Assets	1,468.3	1,569.9	1,779.3
Financial Services Investments	2,834.3	2,839.7	2,845.3
Allowance for Losses	93.6	94.2	108.7
Allowance for Losses as a Percentage of Reservable Assets	6.4%	6.0%	6.1%
Net Charge-Offs and Asset Impairments and Write-Downs	22.1		30.0
Net Charge-Offs/Impairments/Write-Downs as a Percentage of Average Total Assets	1.2%		1.6%
Non-performing Investments	101.7	96.4	113.0
Non-performing Investments as a Percentage of Financial Services’ Investments	3.6%	3.4%	4.0%

Capital Structure Short-term Debt, Net of Unrestricted Cash	(100.0)	105.6	(7.7)
Long-term Debt:
On Balance Sheet Recourse	3,189.5	2,897.3	2,907.2
Non-recourse	689.9	728.2	689.9
Off Balance Sheet Recourse	1,166.2	1,183.2	1,159.8
Non-recourse	416.3	423.5	412.6
Capital Lease Obligations	151.0	163.0	156.0
Total Debt Obligations	5,512.9	5,500.8	5,317.7
Total Recourse Debt	4,406.7	4,349.1	4,215.3
Shareholders’ Equity and Allowance for Losses	983.6	976.0	1,046.0
Recourse Leverage	4.5	4.5	4.0

Asset Remarketing Income Disposition gains on owned assets	9.8		8.5
Residual sharing fees	1.5		5.9

	11.3		14.4

Portfolio Pre-Tax Spread	1Q02		1Q01

Lease Income	98.7		136.8
Interest Income	15.4		19.5
Share of Affiliates’ Earnings	14.3		12.5
Interest Expense	(35.1)		(50.0)
Operating Lease Expense and Depreciation	(61.0)		(77.0)

Total Portfolio Pre-tax Spread	32.3		41.8
Total Portfolio Pre-tax Spread as a Percentage of Financial Services’ Investments	4.6%		5.9%

Railcar Data North American Fleet Utilization	91%		93%
Beginning Fleet Size	128,516		132,378
Additions	256		1,321
Scrappings	(786)		(1,274)

Ending Fleet Size	127,986		132,425

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GATX CORPORATION (Registrant)

/s/ Brian Kenney Brian A. Kenney Vice President and Chief Financial Officer (Duly Authorized Officer)

Date: April 23, 2002